Exhibit 99.1

ASCENT CAPITAL GROUP ANNOUNCES FINANCIAL RESULTS FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2014

Englewood, CO - August 7, 2014 - Ascent Capital Group, Inc. (“Ascent” or the “Company”) (Nasdaq: ASCMA) has reported results for the three and six months ended June 30, 2014. Ascent is a holding company that owns Monitronics International, Inc. (“Monitronics”), one of the nation’s largest and fastest-growing home security alarm monitoring companies.

Headquartered in Dallas, Texas, Monitronics provides security alarm monitoring services to more than 1 million residential and commercial customers. Monitronics’ long-term monitoring contracts provide high margin recurring revenue that results in predictable and stable cash flow.

Highlights1:

•	Ascent’s net revenue for the three and six months ended June 30, 2014 increased 31.7% and 32.2%, respectively

•	Ascent’s Adjusted EBITDA[2] for the three and six months ended June 30, 2014 increased 24.3% and 23.8%, respectively

•	Monitronics’ Adjusted EBITDA[3] for the three and six months ended June 30, 2014 increased 28.2% and 28.4%

◦	Monitronics subscriber accounts as of June 30, 2014 increased 25.9% to 1,056,106

◦	The growth in subscriber accounts reflects the effects of the acquisition of Security Networks as well as strong performance in the core account generation engine

◦	Average RMR per subscriber[4] as of June 30, 2014 increased 3.2% to $41.26

Ascent Chairman and Chief Executive Officer, Bill Fitzgerald stated, “We are very pleased with the performance of the business during the first half of 2014 with Monitronics delivering strong growth in revenue, Adjusted EBITDA and total subscribers in the first half of the year. At the holding company level, we repurchased over 116,000 shares in the quarter and continue to explore the most appropriate uses of our capital, including acquisition opportunities within alarm monitoring and related sectors.”

Mike Haislip, President and Chief Executive Officer of Monitronics said, “Monitronics posted solid second quarter results and delivered strong operational execution across all areas of the business. Revenue and Adjusted EBITDA increased a solid 31% and 28%, respectively and total subscriber accounts were up over 25% on strong growth attributable to the acquisition of Security Networks and account purchases through our dealer program. Our attrition level remained unchanged from the first quarter at 12.3%. Looking ahead, we believe we remain positioned well going forward into the second half of 2014.”

1.	Comparisons are year-over-year unless otherwise specified.

2.
For a definition of Adjusted EBITDA and applicable reconciliations, see the Appendix to this release. Ascent’s net loss for the three and six months ended June 30, 2014 totaled $10.3 million and $20.0 million, respectively.

3.	Monitronics’ net loss for the three and six month periods totaled $8.5 million and $16.4 million, respectively.

4.	Calculated as the average recurring monthly revenue per subscriber.

Three and Six Months Ended June 30, 2014 Results

Ascent Capital Group, Inc.

For the three months ended June 30, 2014, Ascent reported net revenue of $134.7 million, an increase of 31.7% compared to $102.3 million for the three months ended June 30, 2013. For the six months ended June 30, 2014, net revenue increased 32.2% to $267.6 million. The increase in net revenue for the three and six month time periods is predominantly attributable to increases in Monitronics' subscriber accounts and average RMR per subscriber, which were both driven primarily by the August 16, 2013 acquisition of Security Networks.

Ascent’s total cost of services for the three and six months ended June 30, 2014 increased 47.4% and 46.4% to $23.0 million and $45.1 million, respectively. This increase is primarily attributable to Monitronics' subscriber growth over the last twelve months, as well as increases in the number of HomeTouch customers and service costs, as described in more detail below.

Selling, general & administrative (“SG&A”) costs increased 24.3% to $26.7 million for the three months ended June 30, 2014 and increased 29.2% to $53.3 million for the first six months of 2014. The increase is a result of higher Monitronics SG&A costs, which are attributable to subscriber growth over the last twelve months, redundant staffing in Dallas in advance of the transition of Security Networks operations from Florida to Texas and integration costs related to the acquisition of Security Networks.

Ascent’s Adjusted EBITDA increased 24.3% to $88.5 million during the quarter and 23.8% to $176.5 million for the six months ended June 30, 2014. This increase is primarily due to revenue and subscriber growth at Monitronics.

Ascent reported a net loss from continuing operations for the three and six months ended June 30, 2014 of $10.5 million and $19.9 million, compared to net income from continuing operations of $212,000 and $2.5 million in the same periods in 2013.

Monitronics International, Inc.

For the three months ended June 30, 2014, Monitronics reported net revenue of $134.7 million, an increase of 31.7% compared to $102.3 million for the three months ended June 30, 2013. For the six months ended June 30, 2014, net revenue increased 32.2% to $267.6 million. The increase in net revenue is attributable to a 25.9% increase in the number of subscriber accounts and a 3.2% increase in the average RMR per subscriber to $41.26 as of June 30, 2014. The growth in subscribers reflects the Security Networks acquisition in August 2013, which included over 200,000 subscriber accounts, as well as the acquisition of over 146,000 accounts through Monitronics’ authorized dealer program subsequent to June 30, 2013.

Monitronics’ total cost of services for the three and six months ended June 30, 2014 increased 47.4% and 46.4% to $23.0 million and $45.1 million, respectively. The increases are primarily attributable to subscriber growth over the last twelve months, as well as increases in the number of HomeTouch customers and service costs. HomeTouch services include home automation services monitored across the cellular network.

Monitronics’ SG&A costs increased 27.7% to $23.1 million for the three months ended June 30, 2014 and increased 35.5% to $46.1 million for the first six months of 2014. The increase is a result of higher Monitronics SG&A costs, which are attributable to subscriber growth over the last twelve months and redundant staffing and operating costs at Monitronics' Dallas, Texas headquarters in advance of transitioning Security Networks' operations from Florida to Texas. In addition, the Company incurred integration costs of $1.1 million and $2.2 million for the three and six months ended June 30, 2014, which primarily were for professional services related to the Security Networks transition.

Monitronics’ Adjusted EBITDA for the three months ended June 30, 2014 was $90.3 million, an increase of 28.2% over the three months ended June 30, 2013. For the six months ended June 30, 2014, Monitronics’ Adjusted EBITDA increased 28.4% to $179.5 million. The increase is primarily due to revenue and subscriber growth at Monitronics driven by the acquisition of Security Networks and accounts acquired through Monitronics' authorized dealer program. Monitronics’ Adjusted EBITDA as a percentage of revenue was 67.0% in the second quarter of 2014, compared to 68.8% for the three months ended June 30, 2013. Monitronics’ Adjusted EBITDA as a percentage of revenue for the six months ended June 30, 2014 was 67.1%, compared to 69.1% for the prior year period.

Monitronics reported a net loss for the three months ended June 30, 2014 of $8.5 million compared to net income of $592,000 in the prior year period. Monitronics reported a net loss for the six months ended June 30, 2014 of $16.4 million compared to net income of $1.9 million in the prior year period.

The table below presents subscriber data for the twelve months ended June 30, 2014 and 2013:

	Twelve Months Ended June 30,
	2014	2013
Beginning balance of accounts	838,723	711,832
Accounts acquired	352,973	228,040
Accounts canceled	(125,096)	(98,107)
Canceled accounts guaranteed by dealer and acquisition adjustments (a) (b)	(10,494)	(3,042)
Ending balance of accounts	1,056,106	838,723
Monthly weighted average accounts	1,014,902	787,735
Attrition rate	(12.3)%	(12.5)%

(a)	Canceled accounts that are contractually guaranteed to be refunded from holdback.

(b)
Includes a net reduction of 561 subscriber accounts of acquisition adjustments related to the acquisition of Security Networks. These acquisition adjustments include 2,064 subscriber accounts that were proactively canceled following the acquisition of Security Networks in August 2013 because they were active with both Monitronics and Security Networks.  The impact of these cancellations were partially offset by a favorable adjustment of 1,503 accounts associated with multi-site subscribers that were considered single accounts prior to the completion of the Security Networks integration in April 2014.

During the three months ended June 30, 2014 and 2013, Monitronics acquired 42,851 and 47,733 subscriber accounts, respectively, including bulk purchases of 2,900 accounts in the second quarter of 2014 and bulk purchases of 18,200 accounts in the same period of 2013. During the six months ended June 30, 2014 and 2013, Monitronics acquired 74,625 and 76,193 subscriber accounts, respectively. Acquired contracts for the twelve months ended June 30, 2014 include 203,898 accounts acquired in the Security Networks acquisition and approximately 2,900 accounts purchased in a bulk buy in the second quarter of 2014. Subscriber accounts acquired for the twelve months ended June 30, 2013 include approximately 111,200 accounts purchased in various bulk buys throughout the period.

Monitronics’ trailing twelve month attrition for the period ending June 30, 2014 was 12.3% compared to 12.5% for the period ended June 30, 2013.

Ascent Liquidity and Capital Resources

At June 30, 2014, on a consolidated basis, Ascent had $155.2 million of cash, cash equivalents and marketable securities. A portion of these assets may be used to decrease debt obligations or fund stock repurchases, strategic acquisitions or investment opportunities.

During the six months ended June 30, 2014, Monitronics used cash of $126.6 million to fund subscriber account acquisitions, net of holdback and guarantee obligations.

At June 30, 2014, the existing long-term debt principal balance of $1.6 billion includes Monitronics’ Senior Notes, Credit Facility and Credit Facility revolver and Ascent's Convertible Notes. The Convertible Notes have an outstanding principle balance of $103.5 million as of June 30, 2014 and mature on July 15, 2020. Monitronics' Senior Notes have an outstanding principal balance of $585.0 million as of June 30, 2014 and mature on April 1, 2020. The Credit Facility term loans have an outstanding principal balance of $902.9 million as of June 30, 2014 and require principal payments of approximately $2.3 million per quarter with the remaining outstanding balance becoming due on March 23, 2018. The Credit Facility revolver has an outstanding balance of $41.5 million as of June 30, 2014 and becomes due on December 22, 2017.

On June 16, 2011, the Company announced that it received authorization to implement a stock repurchase program, pursuant to which it may purchase up to $25.0 million of shares of the Company’s Series A common stock, par value $0.01 per share

(the “Series A Common Stock”), from time to time. On November 14, 2013, the Company’s Board of Directors authorized the repurchase of an additional $25.0 million of its shares of Series A Common Stock. During the six months ended June 30, 2014, the Company purchased 308,609 shares of Series A Common Stock pursuant to these authorizations for approximately $22.2 million. Over $3.4 million in shares of Series A Common Stock may still be purchased under the authorizations.

Conference Call

Ascent will host a conference call today, August 7, 2014, at 5:00 p.m. EDT. To access the call please dial (888) 462-5915 from the United States, or (760) 666-3831 from outside the U.S. The conference call I.D. number is 78864467. Participants should dial in 5 to 10 minutes before the scheduled time and must be on a touch-tone telephone to ask questions.

A replay of the call can be accessed through October 7, 2014 by dialing (800) 585-8367 from the U.S., or (404) 537-3406 from outside the U.S. The conference call I.D. number is 78864467.

This call will also be available as a live webcast which can be accessed at Ascent’s Investor Relations Website at http://ir.ascentcapitalgroupinc.com/index.cfm.

Forward Looking Statements

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about business strategies, acquisition opportunities, market potential, consumer demand for interactive and home automation services, benefits from the integration of Security Networks’ operations, future financial prospects, the continuation of our stock repurchase program and other matters that are not historical facts. These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, possible changes in market acceptance of our services, technological innovations in the alarm monitoring industry, competitive issues, continued access to capital on terms acceptable to Ascent, our ability to capitalize on acquisition opportunities, general market and economic conditions (including those conducive to stock repurchases), and changes in law and government regulations. These forward-looking statements speak only as of the date of this press release, and Ascent expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Ascent’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of Ascent, including the most recent Forms 10-K and 10-Q for additional information about Ascent and about the risks and uncertainties related to Ascent’s business which may affect the statements made in this press release.

About Ascent Capital Group, Inc.

Ascent Capital Group, Inc., (NASDAQ: ASCMA) is a holding company that owns 100 percent of its operating subsidiary, Monitronics International Inc. and certain former subsidiaries of Ascent Media Group, LLC. Monitronics International, headquartered in Dallas, TX, is one of the nation's largest, fastest-growing home security alarm monitoring companies, providing security alarm monitoring services to more than 1,000,000 residential and commercial customers in the United States, Canada and Puerto Rico through its network of nationwide, independent Authorized Dealers. For more information, see http://ascentcapitalgroupinc.com/

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Contact:
Erica Bartsch
Sloane & Company
212-446-1875
ebartsch@sloanepr.com

ASCENT CAPITAL GROUP, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
Amounts in thousands, except share amounts
(unaudited)

	June 30, 2014	December 31, 2013
Assets
Current assets:
Cash and cash equivalents	$24,661	$44,701
Restricted cash	112	40
Marketable securities, at fair value	130,541	129,496
Trade receivables, net of allowance for doubtful accounts of $1,983 in 2014 and $1,937 in 2013	13,298	13,019
Deferred income tax assets, net	7,128	7,128
Income taxes receivable	—	7
Prepaid and other current assets	6,714	8,400
Assets held for sale	1,231	1,231
Total current assets	183,685	204,022
Property and equipment, net of accumulated depreciation of $40,233 in 2014 and $35,528 in 2013	54,456	56,528
Subscriber accounts, net of accumulated amortization of $618,564 in 2014 and $503,497 in 2013	1,349,594	1,340,954
Dealer network and other intangible assets, net of accumulated amortization of $44,187 in 2014 and $34,297 in 2013	54,745	64,635
Goodwill	527,502	527,502
Other assets, net	29,706	32,152
Total assets	$2,199,688	$2,225,793
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$5,592	$7,096
Accrued payroll and related liabilities	5,482	3,602
Other accrued liabilities	29,436	34,431
Deferred revenue	14,987	14,379
Holdback liability	18,164	19,758
Current portion of long-term debt	9,166	9,166
Liabilities of discontinued operations	6,297	7,136
Total current liabilities	89,124	95,568
Non-current liabilities:
Long-term debt	1,591,660	1,572,098
Long-term holdback liability	6,239	6,698
Derivative financial instruments	6,748	2,013
Deferred income tax liability, net	18,563	16,851
Other liabilities	16,806	17,808
Total liabilities	1,729,140	1,711,036
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.01 par value. Authorized 5,000,000 shares; no shares issued	—	—
Series A common stock, $0.01 par value. Authorized 45,000,000 shares; issued and outstanding 13,403,377 and 13,672,674 shares at June 30, 2014 and December 31, 2013, respectively	134	137
Series B common stock, $0.01 par value. Authorized 5,000,000 shares; issued and outstanding 384,212 shares both at June 30, 2014 and December 31, 2013	4	4
Series C common stock, $0.01 par value. Authorized 45,000,000 shares; no shares issued	—	—
Additional paid-in capital	1,451,655	1,470,056
Accumulated deficit	(977,189)	(957,179)
Accumulated other comprehensive income (loss), net	(4,056)	1,739
Total stockholders’ equity	470,548	514,757
Total liabilities and stockholders’ equity	$2,199,688	$2,225,793

ASCENT CAPITAL GROUP, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations and Comprehensive Income (Loss)
Amounts in thousands, except per share amounts
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Net revenue	$134,696	102,273	$267,560	202,431
Operating expenses:
Cost of services	22,982	15,594	45,072	30,796
Selling, general, and administrative, including stock-based compensation	26,736	21,509	53,273	41,246
Amortization of subscriber accounts, dealer network and other intangible assets	63,261	45,998	125,041	90,313
Depreciation	2,568	2,141	5,326	4,055
Restructuring charges	371	—	918	—
Gain on disposal of operating assets, net	(69)	(2,065)	(69)	(5,456)
	115,849	83,177	229,561	160,954
Operating income	18,847	19,096	37,999	41,477
Other income (expense), net:
Interest income	842	927	1,720	1,907
Interest expense	(29,094)	(19,485)	(57,867)	(40,628)
Other income, net	631	588	1,617	1,458
	(27,621)	(17,970)	(54,530)	(37,263)
Income (loss) from continuing operations before income taxes	(8,774)	1,126	(16,531)	4,214
Income tax expense from continuing operations	(1,737)	(914)	(3,358)	(1,688)
Net income (loss) from continuing operations	(10,511)	212	(19,889)	2,526
Discontinued operations:
Earnings (loss) from discontinued operations	233	(107)	(121)	339
Income tax expense	—	(40)	—	(40)
Earnings (loss) from discontinued operations, net of income tax	233	(147)	(121)	299
Net income (loss)	(10,278)	65	(20,010)	2,825
Other comprehensive income (loss):
Foreign currency translation adjustments	143	7	198	(368)
Unrealized holding gain (loss) on marketable securities	(199)	(1,468)	146	(2,152)
Unrealized gain (loss) on derivative contracts, net	(4,468)	11,671	(6,139)	11,930
Total other comprehensive income (loss), net of tax	(4,524)	10,210	(5,795)	9,410
Comprehensive income (loss)	$(14,802)	10,275	$(25,805)	12,235

Basic earnings (loss) per share:
Continuing operations	$(0.77)	0.02	$(1.45)	0.18
Discontinued operations	0.02	(0.01)	(0.01)	0.02
Net income (loss)	$(0.75)	0.01	$(1.46)	0.20
Diluted earnings (loss) per share:
Continuing operations	$(0.77)	0.01	$(1.45)	0.17
Discontinued operations	0.02	(0.01)	(0.01)	0.02
Net income (loss)	$(0.75)	—	$(1.46)	0.19

ASCENT CAPITAL GROUP, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
Amounts in thousands
(unaudited)

	Six Months Ended June 30,
	2014	2013
Cash flows from operating activities:
Net income (loss)	$(20,010)	2,825
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Loss (earnings) from discontinued operations, net of income tax	121	(299)
Amortization of subscriber accounts, dealer network and other intangible assets	125,041	90,313
Depreciation	5,326	4,055
Stock-based compensation	3,407	3,783
Deferred income tax expense	1,691	204
Gain on disposal of operating assets, net	(69)	(5,456)
Long-term debt amortization	2,145	387
Other non-cash activity, net	5,658	4,556
Changes in assets and liabilities:
Trade receivables	(3,967)	(4,126)
Prepaid expenses and other assets	1,566	2,909
Payables and other liabilities	(5,019)	1,517
Operating activities from discontinued operations, net	(960)	(163)
Net cash provided by operating activities	114,930	100,505
Cash flows from investing activities:
Capital expenditures	(3,212)	(3,990)
Cost of subscriber accounts acquired	(126,640)	(113,199)
Purchases of marketable securities	(899)	(1,003)
Increase in restricted cash	(72)	—
Proceeds from the disposal of operating assets	241	7,872
Other investing activities	(347)	—
Net cash used in investing activities	(130,929)	(110,320)
Cash flows from financing activities:
Proceeds from long-term debt	75,200	62,100
Payments on long-term debt	(57,783)	(44,764)
Payments of financing costs	—	(1,794)
Stock option exercises	696	—
Purchases and retirement of common stock	(22,154)	—
Net cash provided by (used in) financing activities	(4,041)	15,542
Net increase (decrease) in cash and cash equivalents	(20,040)	5,727
Cash and cash equivalents at beginning of period	44,701	78,422
Cash and cash equivalents at end of period	$24,661	84,149

Supplemental cash flow information:
State taxes paid, net	$2,642	2,350
Interest paid	52,859	38,649

Adjusted EBITDA

We evaluate the performance of our operations based on financial measures such as revenue and “Adjusted EBITDA.”  Adjusted EBITDA is defined as net income (loss) before interest expense, interest income, income taxes, depreciation, amortization (including the amortization of subscriber accounts, dealer network and other intangible assets), restructuring charges, stock-based compensation, and other non-cash or nonrecurring charges.   Ascent Capital believes that Adjusted EBITDA is an important indicator of the operational strength and performance of its business, including the business’ ability to fund its ongoing acquisition of subscriber accounts, its capital expenditures and to service its debt.  In addition, this measure is used by management to evaluate operating results and perform analytical comparisons and identify strategies to improve performance.   Adjusted EBITDA is also a measure that is customarily used by financial analysts to evaluate the financial performance of companies in the security alarm monitoring industry and is one of the financial measures, subject to certain adjustments, by which Monitronics’ covenants are calculated under the agreements governing their debt obligations.  Adjusted EBITDA does not represent cash flow from operations as defined by generally accepted accounting principles (“GAAP”), should not be construed as an alternative to net income or loss and is indicative neither of our results of operations nor of cash flows available to fund all of our cash needs.  It is, however, a measurement that Ascent Capital believes is useful to investors in analyzing its operating performance.  Accordingly, Adjusted EBITDA should be considered in addition to, but not as a substitute for, net income, cash flow provided by operating activities and other measures of financial performance prepared in accordance with GAAP.  Adjusted EBITDA is a non-GAAP financial measure.  As companies often define non-GAAP financial measures differently, Adjusted EBITDA as calculated by Ascent Capital should not be compared to any similarly titled measures reported by other companies.

The following table provides a reconciliation of Ascent's total Adjusted EBITDA to net income (loss) from continuing operations for the periods indicated (amounts in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Total Adjusted EBITDA	$88,546	71,224	$176,490	142,524
Amortization of subscriber accounts, dealer network and other intangible assets	(63,261)	(45,998)	(125,041)	(90,313)
Depreciation	(2,568)	(2,141)	(5,326)	(4,055)
Stock-based compensation	(1,745)	(1,963)	(3,407)	(3,783)
Restructuring charges	(371)	—	(918)	—
Security Networks acquisition related costs	—	(1,438)	—	(1,438)
Security Networks integration related costs	(1,123)	—	(2,182)	—
Interest income	842	927	1,720	1,907
Interest expense	(29,094)	(19,485)	(57,867)	(40,628)
Income tax expense from continuing operations	(1,737)	(914)	(3,358)	(1,688)
Net income (loss) from continuing operations	$(10,511)	212	$(19,889)	2,526

The following table provides a reconciliation of Monitronics' total Adjusted EBITDA to net income (loss) for the periods indicated (amounts in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Total Adjusted EBITDA	$90,261	70,408	$179,536	139,822
Amortization of subscriber accounts, dealer network and other intangible assets	(63,261)	(45,998)	(125,041)	(90,313)
Depreciation	(2,198)	(1,721)	(4,581)	(3,209)
Stock-based compensation	(482)	(402)	(896)	(763)
Restructuring charges	(371)	—	(918)	—
Security Networks acquisition related costs	—	(1,438)	—	(1,438)
Security Networks integration related costs	(1,123)	—	(2,182)	—
Interest expense	(29,638)	(19,466)	(58,982)	(40,593)
Income tax expense	(1,713)	(791)	(3,312)	(1,565)
Net income (loss)	$(8,525)	592	$(16,376)	1,941